Exhibit 4.4

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (our “Certificate”) and our Fifth Amended and Restated Bylaws (our “Bylaws”), each of which have been filed with the Securities and Exchange Commission as exhibits to this Annual Report on Form 10-K. The summary below is also qualified by provisions of applicable law.
General
Under our Certificate, we have authority to issue up to 600,000,000 shares of common stock, par value $0.001 per share. Our common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended, and is listed on the Nasdaq Global Select Market under the symbol “LPLA.”
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Our Bylaws provide that a nominee for director will be elected if the number of votes properly cast “for” such nominee’s election exceeds the number of votes properly cast “against” such nominee’s election; however, if the number of persons properly nominated for election to our board of directors (the “Board of Directors”) exceeds the number of directors to be elected, the directors will be elected by the plurality of the votes properly cast. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of any series of preferred stock that is outstanding at the time of the dividend.
In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.
The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.
Anti-takeover Effects of the Delaware General Corporation Law and Our Certificate of Incorporation and Bylaws
Our Certificate and our Bylaws contain certain provisions that may discourage, delay, or prevent a change in our management or control over us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they may also discourage acquisitions that some stockholders may favor.
Action by Written Consent
The Delaware General Corporation Law (“DGCL”) provides that, unless otherwise stated in a corporation’s certificate of incorporation, the stockholders may act by written consent without a meeting. Our Certificate provides that any action required or permitted to be taken by our stockholders may only be taken at a duly called annual or special meeting of stockholders, and not by written consent without a meeting.

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Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals
Our Certificate and Bylaws provide that, subject to any special rights of the holders of any series of preferred stock and to the requirements of applicable law, special meetings of our stockholders can only be called by (a) our chairman or vice chairman of the Board of Directors, (b) our president, or (c) a majority of the Board of Directors through a special resolution.
In addition, our Bylaws set forth advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors, or by a stockholder of record, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions that are favored by the holders of a majority of our outstanding voting securities.
Requirements for Removal and Interim Election of Directors
Subject to the special rights of the holders of any series of preferred stock to elect directors, holders of at least two-thirds of the shares entitled to vote at an election of the directors must approve the removal of directors. Vacancies and newly-created directorships will be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. In addition, the Certificate provides that any vacancy created by the removal of a director by the stockholders shall only be filled by, in addition to any other vote otherwise required by law, the affirmative vote of a majority of the outstanding shares of common stock. Our Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.
These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Bylaws may be amended or repealed by a majority vote of our Board of Directors or, in addition to any other vote otherwise required by law, the affirmative vote of at least two-thirds of the voting power of our outstanding shares of common stock. Additionally, the affirmative vote of at least two-thirds of the voting power of the outstanding shares of common stock is required to alter, amend or repeal, or to adopt any provision inconsistent with, the “Board of Directors,” “No Action by Written Consent,” “Special Meetings of Stockholders,” “Amendments to the Amended and Restated Certificate of Incorporation and Bylaws” and “Business Combinations” provisions described in our Certificate. These provisions may have the effect of deferring, delaying or discouraging the removal of any anti-takeover defenses provided for in our Certificate and our Bylaws.
Exclusive Jurisdiction of Certain Actions
Our Certificate requires, to the fullest extent permitted by law, that derivative actions brought in the name of the company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery of the State of Delaware. Although we believe this provision benefits the company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

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Authorized but Unissued Shares
The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Global Select Market. Our Board of Directors may issue shares of preferred stock, in one or more series, from time to time, and with such designations, preferences and relative, participating, optional or other special rights as the Board may determine. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued common stock and preferred stock could make more difficult, or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.
Business Combinations
We have elected to not be subject to Section 203 of the DGCL, which regulates business combinations with “interested stockholders.”

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